UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K/A

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities and Exchange Act of 1934

Date of Report (Date of earliest event reported): September 22, 2008

OXYGEN BIOTHERAPEUTICS, INC.
(Exact name of registrant as specified in its charter)

2-31909
(Commission File No.)

Delaware	26-2593535
(State or Other Jurisdiction of Incorporation or Organization)	(IRS Employer Identification No.)

3189 Airway Avenue, Building C, Costa Mesa, CA 92626
(Address of principal executive offices)

(714) 427-6363
(Registrant’s telephone number)

Not applicable
(Former name or address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12(b) under the Exchange Act (17 CFR 240.14a-12(b))
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Note - This amendment to the original Form 8-K filed with the Securities and Exchange Commission on September 25, 2008, is filed to add disclosure of the stock option granted to Ross Bullock, which was omitted from the original filing. The original filing is reproduced in this amendment and is unchanged except for the addition of the referenced stock option.

Item 3.02	Unregistered Sales of Equity Securities

In November 2007, Oxygen Biotherapeutics, Inc., entered into an engagement letter with Chris J. Stern, Chief Executive Officer and Chairman of the Board of Directors, which provides, in part, for the issuance to him of options to purchase 4,000,000 shares of common stock exercisable over a term of three years from the date of issuance at an exercise price of $0.245 per share if and when Oxygen Biotherapeutics enters into a license agreement. In March 2008, we entered into an engagement letters with two directors, Dr. Bruce Spiess and Dr. Gerald L. Klein, which provide, in part, for the issuance to each of them of options to purchase 300,000 shares of common stock exercisable over a term of three years from the date of issuance at an exercise price of $0.30 per share if and when Oxygen Biotherapeutics enters into a license agreement. In Janaury 2008, we entered into an engagement letter with Dr. Ross Bullock, which provides, in part, for the issuance to him of options to purchase 300,000 shares of common stock exercisable over a term of three years from the date of issuance at an exercise price of $0.30 per share if and when Oxygen Biotherapeutics enters into a license agreement. On September 22, 2008, we entered into a license agreement with an unrelated third party pursuant to which we licensed the intellectual property pertaining to our biosensor implant product that uses an enzyme process for measuring the glucose level in subcutaneous fluid. As a result of this transaction, we issued the options described above to Mr. Stern, Dr. Spiess, Dr. Klein, and Dr. Bullock. The option grant transactions were effected in reliance on the exemptions from registration set forth in Section 4(2) of the Securities Act of 1933.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Effective September 22, 2008, Charles H. Seeman, age 45, was appointed our Chief Financial Officer to replace Chris J. Stern, who was serving as our interim Chief Financial Officer. During the last five years, Mr. Seeman has been employed in the following positions with the following companies: Manager of Control Solutions International (2006-2008), where he managed teams of Sarbanes-Oxley testing and compliance professionals; Manager, Business Controls for Accounting, Treasury and Tax, for the Lenovo Group (2006), Senior Internal Auditor for the Lenovo Group (2005); and Chief Financial Officer of Carrot-Top Industries (2003-2005), a privately held consumer products catalog company.

In connection with his employment, we have agreed to pay Mr. Seeman an annual salary of $100,000, as well as an $800 per month car allowance, participation in our employee benefit plans, and other customary benefits.

We have agreed to pay Mr. Seeman a $10,000 cash bonus within fifteen days following the filing of our first periodic report on Form 10-Q or 10-K that includes a report of our principal executive officer and principal financial officer that they have conducted an evaluation of our disclosure controls and procedures and declared them effective, as provided by applicable rules under the Exchange Act, provided such periodic report is filed before September 22, 2009. We have also agreed to pay, an additional bonus payment of $10,000 on or before October 7, 2009, if all required Exchange Act reports on Form 8-K, Form 10-Q, and form 10-K are filed during the one-year period ending September 22, 2009 within applicable deadlines (including any extensions permitted by Rule 12b-25 under the Exchange Act), subject to Mr. Seeman’s continues employment on September 22, 2009.

Subject to his continued employment, Mr. Seeman will be granted the following stock options: (i) an option will be granted effective December 23, 2008, under our 1999 Amended Stock Plan (the “Plan”) to purchase 50,000 common shares that will vest, subject to continued employment, on September 23, 2009, and be exercisable for a term of three years from vesting at an exercise price equal to the average of the high bid and low asked prices for the Common Stock on September 22, 2008; and (ii) an option will be granted effective September 23, 2009 (and each year thereafter), under the Plan to purchase 50,000 common shares that will vest, subject to continued employment, one year following the date of grant and be exercisable for a term of three years from vesting at an exercise price equal to the average of the high bid and low asked prices for the Common Stock on the trading day prior to the date of grant.

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

OXYGEN BIOTHERAPEUTICS, INC.

Date: October 3, 2008	By:	/s/ Chris J. Stern
Chris J. Stern, Chief Executive Officer